Exhibit 8.1

July 31, 2025

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell MT 59901

Ladies and Gentlemen:

We have acted as counsel to Glacier Bancorp, Inc., a Montana corporation (“Glacier”), in connection with the proposed merger (the “Merger”) of Guaranty Bancshares, Inc., a Texas corporation (“Guaranty”), with and into Glacier, with Glacier as the surviving corporation, pursuant to the Plan and Agreement of Merger (the “Agreement”) dated June 24, 2025, by and among Glacier, Glacier Bank, a Montana state-chartered bank, Guaranty, and Guaranty Bank & Trust, N.A., a national banking association. At your request, and in connection with the filing of the Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof (the “Prospectus”), we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, the Prospectus, and such other documents as we have deemed necessary or appropriate for purposes of our opinion, including without limitation certain certificates each dated July 31, 2025, delivered to us by Glacier and Guaranty containing Glacier’s and Guaranty’s respective tax-related representations (the “Tax Representation Certificates”). Additionally, we have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions, and limitations described therein, is accurate in all material respects.

Our opinion is based on provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service or United States Treasury Department, and applicable case law, as of the date of this opinion. In addition, we have assumed (without any independent investigation or review) that the Merger will be consummated in accordance with the provisions of the Agreement, the Tax Representation Certificates, and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party).

Glacier Bancorp, Inc. July 31, 2025 Page 2

Any change in applicable laws, the facts or circumstances surrounding the Merger, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the validity of our opinion as set forth herein. We assume no responsibility to inform Guaranty or Glacier of any such change or inaccuracy that may occur or come to our attention after the date of this opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Miller Nash LLP Miller Nash LLP